Exhibit 99.15

NEW BRUNSWICK, N.J., Oct 12, 2004 /PRNewswire-FirstCall via COMTEX/ -- Johnson & Johnson today announced sales for the third quarter of $11.6 billion, an increase of 10.5% over the prior year. The increase represented operational growth of 7.7% and a currency impact of 2.8%. Domestic sales were up 5.9%, while international sales increased 17.9%, including operational growth of 10.8% and a positive currency impact of 7.1%.

Net earnings and diluted earnings per share for the third quarter were $2.3 billion and $.78, both increases of 13.0%, as compared with the same period in 2003.

"I am pleased that Johnson & Johnson continues to achieve solid results in both sales and earnings," said William C. Weldon, Chairman and Chief Executive Officer. "Our broadly based approach to health care continues to serve us well as competition intensifies across many of our businesses and product lines."

Worldwide Pharmaceutical sales of $5.5 billion for the third quarter represented an increase over the prior year of 13.4% with operational growth of 11.1% and a positive impact from currency of 2.3%. Domestic sales increased 12.5%, while international sales increased 15.5% (8.3% from operations and 7.2% from currency).

Sales growth reflects the strong performances of RISPERDAL, an antipsychotic medication; DURAGESIC, a transdermal patch for chronic pain; TOPAMAX, an antiepileptic and recently approved for use in the prevention of migraines; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; SPORANOX, an antifungal; CONCERTA, a treatment for attention deficit hyperactivity disorder, and NATRECOR, a novel agent for the treatment of congestive heart failure. PROCRIT/EPREX, a product for the treatment of anemia, was negatively impacted by competitive activity.

During the quarter, the Company announced that the U.S. Food and Drug Administration (FDA) approved an expanded label for REMICADE (infliximab) in combination with methotrexate
(REMICADE regimen), as a first line regimen to treat patients with moderate to severe rheumatoid arthritis.

The Company also received FDA approvals for TOPAMAX (topiramate) Tablets and TOPAMAX (topiramate capsules) Sprinkle Capsules for the prophylaxis (prevention) of migraine headaches in adults, and for LEVAQUIN (levofloxacin) Tablets/Injection to treat multi-drug resistant strains of streptococcus pneumoniae in community acquired pneumonia.

In addition, the Company submitted supplemental applications to the FDA for REMICADE in the treatment of psoriatic arthritis and for RISPERDAL in the treatment of psychosis in Alzheimer's dementia.

Worldwide Medical Devices and Diagnostics sales of $4.0 billion for the third quarter represented an increase over the prior year of 7.0% with operational growth of 3.6% and a positive impact from currency of 3.4%. Domestic sales declined 3.4%, while international sales increased 20.6% (12.8% from operations and 7.8% from currency).

Primary contributors to the operational growth included LifeScan's blood glucose monitoring products, Vistakon's disposable contact lenses, Ethicon Endo-Surgery's minimally invasive surgical products, DePuy's orthopaedic joint reconstruction and spinal products, and Cordis' CYPHER Sirolimus-eluting Coronary Stent outside the United States. Sales of CYPHER within the United States were adversely impacted by competition.

Worldwide Consumer segment sales of $2.0 billion for the third quarter represented an increase over the prior year of 9.9% with operational growth of 7.4% and a positive impact from currency of 2.5%. Domestic sales increased 4.0%, while international sales increased 16.8% (11.4% from operations and 5.4% from currency).

Sales growth reflects strong performances from the adult skin care business where all four major equities:
NEUTROGENA, RoC, AVEENO, and CLEAN & CLEAR achieved excellent growth. Also contributing to the results in the Consumer segment were wound care products, and McNeil Nutritional's SPLENDA sweetener.

In October, the Company announced the completion of its acquisition of Biapharm SAS, a producer and marketer of skin care products in France, centered on the leading brand
BIAFINE.

Johnson & Johnson, with approximately 109,200 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 57 countries, selling products throughout the world.

NOTE TO INVESTORS
Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Daylight Savings Time. A simultaneous webcast of the call for interested investors and others may be accessed by visiting the Johnson & Johnson website at http://www.jnj.com. A replay will be available two hours after the live webcast by visiting http://www.jnj.com and clicking on "Webcast Presentations" in the Investor Relations section.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at http://www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.